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                                                                    EXHIBIT 3.3


                                FIRST AMENDMENT
                                     TO THE
                                     BYLAWS
                                       OF
                           LIFEPOINT HOSPITALS, INC.


         The Bylaws of LifePoint Hospitals, Inc. (the "Bylaws") are hereby amended as follows:

         The provisions of Article III, Section 13 are hereby deleted in their entirety and the following provisions are inserted in their place:

                                  ARTICLE III
                               BOARD OF DIRECTORS

         SECTION 13. MANDATORY RETIREMENT POLICY FOR DIRECTORS.

                  No person shall be nominated to a term of office on the Board of Directors who has attained the age of 73 or more before the first day of the proposed term of office, unless this requirement has been waived by the Board, or the Nomination and Governance Committee, for a valid reason.

         Except as otherwise set forth herein, all other provisions of the Bylaws shall remain in full force and effect.

         IN WITNESS HEREOF, the Board has duly executed and delivered this First Amendment to Bylaws of LifePoint Hospitals, Inc. as of the 17th day of December, 2003.


                                        LIFEPOINT HOSPITALS, INC.


                                        By: /s/ William F. Carpenter III
                                            -----------------------------------
                                            William F. Carpenter III
                                            Secretary